Exhibit 99.1

News Release — For Immediate Release

Visteon, Ford Sign Memorandum of Understanding for New Business Arrangement

Plan would streamline Visteon’s North American operations, improve Visteon’s cost-competitiveness and balance its customer and geographic footprint

VAN BUREN TOWNSHIP, Mich., May 25, 2005 — Visteon Corporation (NYSE: VC) has signed a memorandum of understanding with Ford Motor Company that provides for significant structural changes to Visteon’s North American manufacturing operations. When finalized, the transaction is expected to increase Visteon’s competitiveness by streamlining and improving the cost structure of its North American operations.

“This is a milestone agreement which, upon completion, will create a more competitive business structure for Visteon in the United States and remove a number of structural barriers to the company’s long-term sustainable success,” said Mike Johnston, Visteon’s chairman-elect and chief executive officer. “Visteon will have a more competitive North American structure, a more balanced global customer portfolio and a healthy regional mix. We will be able to accelerate our focus on products most valued by our customers and be well-positioned for growth.”

Going forward, a smaller, leaner Visteon will focus its engineering and capital resources on products that have been generating significant new business with major vehicle manufacturers — interiors, climate control and electronics, including lighting. Visteon has significant global scale in these products and intends to strengthen its position through a more focused investment in capital, people and technology.

“The completion of this transaction will be a significant step forward for Visteon. We will now have the opportunity to appropriately size our operations on a global basis,” said Johnston. “This positions us to achieve our vision of being a world-class automotive supplier. In every aspect of our business, we’re strengthening Visteon as a global competitor. However, we will need to take significant additional restructuring actions over the next several years to bring our vision to full fruition.”

Key aspects of the proposed agreement include:

•	Transfer of manufacturing facilities and other locations listed below and certain associated assets, including machinery, equipment, tooling, inventory, purchase and supply contracts, and prepaid assets to a separate entity that will be acquired by Ford. Following the closing of the transaction, Visteon will not have any ownership of this new entity.

•	Termination of the current leasing arrangements for approximately 17,400 Ford-UAW employees.

•	Relief of Visteon’s remaining liability, including about $1.5 billion of previously deferred gains, related to Ford-UAW post-retirement health care and life insurance benefit obligations (OPEB) for former assigned employees and retirees and certain salaried retirees, totaling about $2 billion.

Contact(s):
Media Inquiries	Media Inquiries
Kim Welch	Jim Fisher	Visteon Corporation
734-710-5593	734-710-5557Phone	One Village Center Drive
kwelch5@visteon.com	jfishe89@visteon.com	Van Buren Twp., Mich., 48111

•	Transfer of all assets in the Visteon Corporation UAW Voluntary Employee Beneficiary Association (VEBA) to the Ford-UAW VEBA.

•	Ford would agree to reimburse up to $550 million of further restructuring actions by Visteon.

•	Payment of transferred inventory based on net book value at the time of closing.

•	Upon the signing of the definitive agreement, Ford will provide a secured loan of $250 million to refinance Visteon’s public notes due August, 1, 2005. Visteon will repay the loan when the transaction is closed.

•	Visteon will issue to Ford warrants to purchase 25 million shares of Visteon stock at an exercise price of $6.90 per share.

Under the proposed arrangement, Visteon will also provide transition services, such as information technology, human resources and accounting support to facilitate the operations of the Ford-controlled legal entity. These services will be available to the Ford-managed legal entity at cost for up to 39 months after closing the transaction, and for a period thereafter at an agreed upon mark-up. In addition, certain salaried and hourly employees will be leased from Visteon and will be directly assigned to support the operations of the Ford-controlled legal entity. These resources will be leased at cost from Visteon until transitioned to a subsequent buyer.

The non-binding memorandum of understanding is subject to certain customary conditions, regulatory approvals and the ratification of the affected Ford-UAW members assigned to Visteon. Visteon and Ford expect to sign a definitive agreement on or before August 1, 2005 and close the transaction by the end of the third quarter of 2005.

Transferred Plants and Facilities

At closing, Visteon will transfer the following plants and facilities, in alphabetical order by location:

Plant / Facility	Location	Primary Operation
Bellevue	Bellevue, Ohio	Service Parts
Autovidrio	Chihuahua, Mexico	Glass
El Jarudo	Chihuahua, Mexico	Powertrain
Chesterfield	Chesterfield, Michigan	Interior
Commerce Park South	Dearborn, Michigan	Engineering/Support
Glass Labs	Dearborn, Michigan	Glass
Product Assurance Center	Dearborn, Michigan	Engineering
Visteon Technical Center	Dearborn, Michigan	Engineering/Support
Indianapolis	Indianapolis, Indiana	Chassis
Kansas City VRAP	Kansas City, Missouri	Interior
Carlite Automotive	Lebanon, Tennessee	Glass
Milan	Milan, Michigan	Powertrain / Exterior
Monroe	Monroe, Michigan	Chassis
Nashville	Nashville, Tennessee	Glass
Lamosa I, II, III	Nuevo Laredo, Mexico	Chassis / Powertrain
Vitro Flex	Nuevo Leon, Mexico	Glass
Sheldon Road	Plymouth, Michigan	Climate Control

Saline	Saline, Michigan	Interior
Sandusky	Sandusky, Ohio	Powertrain / Exterior
Sterling	Sterling Heights, Michigan	Chassis
Tulsa	Tulsa, Oklahoma	Glass
Utica	Utica, Michigan	Interior / Exterior
Rawsonville	Ypsilanti, Michigan	Powertrain
Ypsilanti	Ypsilanti, Michigan	Powertrain

A Leaner, More Competitive Visteon

The agreement will reshape Visteon from a company that had $18.7 billion in revenue in 2004 to a leaner, more competitive $11.4 billion organization, based on estimated 2005 pro forma revenue.

“Visteon is extremely well-positioned around the world, with strong systems and engineering expertise and manufacturing capabilities serving our customers on a 24 / 7 schedule,” Johnston said.

“This agreement begins to place our North American structural issues behind us and we are preparing to restructure to be a more efficient, productive and competitive Tier I supplier.”

Upon completion of the transactions, Visteon will have a more balanced regional sales mix. Based on 2005 estimated pro forma revenue, regions outside North America would represent about 60 percent of Visteon’s total sales — up from 30 percent in 2004. Global revenue would be more equally distributed between North America and Europe with Asia Pacific accounting for the remaining 20 percent of sales. Including unconsolidated sales from joint ventures in the Asia Pacific region, Visteon’s geographic sales mix would become more balanced across all regions.

Visteon’s customer portfolio would also gain balance as sales to customers other than Ford would increase to nearly 50 percent of the company’s total global revenue, up from the 2004 level of 30 percent.

“Through the proposed Ford agreement and additional restructuring activities that will need to be implemented, Visteon has defined a path to profitability that builds on its previous operational improvements and restructuring actions”, said Jim Palmer, executive vice president and chief financial officer. “While this agreement places the company on track for sustainable long-term success, we will continue efforts to improve our operational and financial performance,” he said.

The completion of the transaction contemplated by the memorandum of understanding with Ford will allow Visteon to strengthen its global competitive position in interiors, climate, electronics and lighting. On a limited basis in Europe, Visteon will continue to serve customers in certain chassis and powertrain products lines. Visteon’s Aftermarket operations in North America and Europe will continue to offer mobile electronics and underhood parts. The transfer of operations to the new entity will remove glass products from Visteon’s aftermarket product portfolio.

Visteon expects that the transaction will result in a net gain in the range of about $450 -$650 million depending upon the actual amount of assets transferred. It is expected that Visteon would recognize a non-cash charge of approximately $1.3 billion in the second quarter offset by the gains primarily associated with the relief of liabilities associated with the transaction upon closing of the transaction at the end of the third quarter.

Cash and Liquidity

Visteon and Ford also amended their March 10 Funding Agreement to further change the payment terms for certain components supplied by Visteon in the United States and received from and after June 1, 2005 to an average 18 days through July 31, 2005, then 22 days from August 1, 2005 to December 31, 2005. If the transaction is completed, payment terms would continue at 22 days through December 31, 2006. Payment terms would be 26 days in 2007. Effective January 1, 2008, the payment terms would be increased to 34.5 days and effective
Jan. 1, 2009, normal payment terms would apply.

On Friday, May 20, 2005, Visteon received amendments from its lenders under its major credit facilities that will permit it to delay delivery of its first quarter 2005 financials until July 29, 2005. Further, Visteon is currently in discussions with its global credit line banks regarding its financing alternatives, including the renewal or replacement of its 364 day facility.

Conference Call Scheduled at 11 a.m. EDT Today

Mike Johnston and Jim Palmer, executive vice president and chief financial officer, will host a conference call today, Wednesday, May 25 at 11 a.m. EDT to review today’s announcement. To participate in the call, callers in the U.S. should dial 888-452-7086 and callers outside of the U.S. should dial 706-643-3752. Please call approximately 10 minutes before the start of the conference. For a replay of the conference, those in the U.S. should dial 800-642-1687; outside the U.S., callers should dial 706-645-9291. The pass code to access the replay is 6636927 (domestic and international). The replay will be available until June 2, 2005.

The conference call, along with the press release, presentation material and other supplemental information, can be accessed through the investor relations section of Visteon’s web site at http://www.visteon.com.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels including the global automotive aftermarket. Visteon has about 70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 24 countries.

###

Visteon news releases, photographs and product specification details are available at www.visteon.com

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s North American vehicle production volumes; our ability to enter into definitive agreements that reflect the terms of the Memorandum of Understanding with Ford and close the transactions that are contemplated in the Memorandum of Understanding; implementing structural changes that result from the closing of the transactions contemplated by the Memorandum of Understanding in order to achieve a competitive and sustained business; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our credit agreements; the results of the investigation being conducted by Visteon’s Audit Committee; the financial distress of our suppliers; our successful execution of internal performance plans and other cost-reduction and productivity efforts; charges resulting from restructurings, employee reductions, acquisitions or dispositions; our ability to offset or recover significant material surcharges; the effect of pension and other post-employment benefit obligations; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the year-ended December 31, 2004). We assume no obligation to update these forward-looking statements.

4